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                    CONSENT OF CERTIFIED PUBLIC ACCOUNTANTS


We consent to the reference to our firm under the caption "EXPERTS" and to the use of our reports dated July 7, 1995 incorporated by reference or included in Form S-2 and related Prospectus of Equipment Leasing Corporation of America for the registration of Certificates.



/S/  COGEN SKLAR LLP
COGEN SKLAR LLP
(Formerly, Cogen Sklar Levick)


Bala Cynwyd, Pennsylvania
April 11, 1996